Cellular Dynamics International, Inc.
University Research Park
525 Science Drive, Suite 200
Madison, WI 53711

January 9, 2015

Mr. Timothy D. Daley
4126 Meyer Avenue
Madison, WI 53711

Dear Mr. Daley:

This letter (when executed and delivered by you as contemplated below, “this Agreement”) will amend and restate terms and conditions of your employment by Cellular Dynamics International, Inc. (the “Company”) as set forth in the agreement dated July 10, 2014 between us (the “Interim CFO Agreement”) for the period commencing upon your Change in Status Date (as defined below). They are as follows:

1.    Term of Employment and Duties
(a)    Term. You are employed by the Company as Vice President, Chief Financial Officer, and Treasurer of the Company. Your employment in such capacity begins on January 9, 2015 (your “Change in Status Date”) and shall continue until terminated pursuant to Paragraph 4.
(b)    Employment Duties. During the term of your employment commencing upon your Change in Status Date, you agree to devote your best efforts and skill and all of your business time and attention to the business and affairs of the Company as required by its business needs. You will report to the Chief Executive Officer (“CEO”) and/or the President of the Company and, as appropriate, Board of Directors of the Company (the “Board of Directors”). You will be the chief financial officer of the Company. You will have the duties and responsibilities typically associated with such position and accordingly will be generally responsible for the Company’s financial reporting, internal controls, corporate treasury, tax, budgeting and other accounting and finance matters. You also will have responsibility for other employees who are performing such services for the Company. You shall perform such other duties as may be assigned to you from time to time by or under authority of the Board of Directors and/or to the Chief Executive Officer and/or the President of the Company, consistent with the foregoing. You will be designated an executive officer of CDI for purposes of the federal securities laws.

2.    Compensation
(a)    Base Salary. During the term of your employment, the Company will pay you a salary at the rate of $390,000 per year.
(b)    Incentive Bonus. During the term of your employment and commencing for the calendar year 2015, in addition to the base salary as provided in Paragraph 2(a), you will be entitled to an annual bonus or annual incentive for each year based on goals and objectives established at the beginning of the year in the good faith discretion of the President, the Board of Directors or its Compensation Committee, with target bonus equal to 35% of base salary. For avoidance of doubt, for 2014, the Company may pay a fixed bonus to you as contemplated in the Interim CFO Agreement.
(c)    Payments; Withholding and Other Taxes. Except as may be expressly otherwise provided herein or in any plan, program or agreement pursuant to which any such other compensation is payable, your salary and any and all bonus or other compensation due hereunder shall be payable according to the regular payroll practices of the Company. The Company will deduct from the payments to be made to you under this Agreement any Federal, State or local withholding or other taxes or charges which the Company is from time to time required to deduct under applicable law, and all amounts payable to you under this Agreement are stated before any such deduction.
(d)    Stock Options. You shall participate in the Company’s 2013 Equity Incentive Plan (the “Plan”) as determined by the Board of Directors or its Compensation Committee in its sole discretion except as expressly set forth below in this paragraph. The Company has granted you an option to purchase 23,000 shares of the Company’s Common Stock on the terms set out in the Stock Option Agreement between you and the Company that is being executed and delivered contemporaneously with this Agreement. You will be eligible to receive an additional option grant in 2015 generally on the same terms and conditions as any option grants would be made to the Company’s other senior executive officers (other than its CEO and President).
3.    Expenses and Benefits
(a)    Employee Expenses. The Company will pay or reimburse you for all reasonable expenses, e.g., automobile, travel, entertainment, continuing professional education and like expenses, ordinarily and necessarily incurred by you in furtherance of the Company’s business upon submission of such substantiation as may be required under, and otherwise in accordance with, the Company’s expense reimbursement policy in effect from time to time with respect to the Company’s senior executive officers.
(b)    Fringe Benefits. During the term of your employment, you will be entitled to participate in any health insurance, disability insurance, retirement, and other similar fringe benefit plans of the kinds and in the amounts now or at any time during such term provided generally to senior executive officers of the Company in accordance with the respective terms and conditions thereof on which such officers participate in such plans. You acknowledge that you have no rights in any such plans except as expressly provided under the terms of such plans and that such plans may be terminated, modified or supplemented at any time. You also will be entitled to paid time off and vacations during the term of your employment in accordance with the Company’s policies as in effect from time to time for senior executive officers of the Company, but in any event no less than four weeks of such vacation per year. Copies of any plans or other documents describing these benefits will be provided to you upon request.
(c)    Effect of Benefits; Timing of Payment. In no event will the reimbursements or in-kind benefits to be provided by the Company pursuant to this Agreement in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will your right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit. Further, any reimbursements to be provided by the Company pursuant to this Agreement shall be paid to you no later than the calendar year following the calendar year in which you incur the expenses.
4.    Employment at Will; Termination.
(a)    At Will Relationship. Your employment by the Company is at will and may be terminated at any time, upon thirty (30) days prior written notice, by you or by the Company for any reason or no reason. Nothing contained in this Agreement, the Interim CFO Agreement or the Employment, Confidential Information, Invention Assignment and Arbitration Agreement entered into under the Interim CFO Agreement (the “Restrictive Agreement”) will be construed as conferring upon you any right to remain employed by the Company or affect the right of the Company to terminate your employment at any time.
(b)    Notice of Termination. Any termination of your employment by the Company and/or its subsidiaries, or termination by you for Good Reason will be communicated by Notice of Termination to the other party hereto. A “Notice of Termination” means a written notice which specifies a Date of Termination (which date shall be on or after the date of the Notice of Termination) and, if applicable, indicates the provision in this Agreement applying to the termination and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.
5.    Compensation and Benefits upon Termination.
(a)    Payments and Benefits. Upon your termination of employment, the Company will pay to you (i) your salary through your Date of Termination, (ii) your unpaid annual incentive compensation or annual bonus, if any, attributable to any fiscal year of the Company ended before the Date of Termination (unless termination was for Cause in which case no annual incentive compensation or annual bonus will be paid), (iii) such other benefits in which you are vested or are otherwise entitled under the terms of the applicable plans and arrangements through the Date of Termination including without limitation reimbursement of your business expenses that are reimbursable pursuant to Paragraph 3(a) but have not been reimbursed by the Company as of the date of termination (the foregoing being collectively the “Accrued Benefits”), and (iv) if such termination is (A) by the Company other than in the event of Cause, (B) by you for Good Reason, or (C) by reason of your Disability (as defined in the Plan) and such termination occurs during the two-year period commencing on your Change in Status Date, two years of your salary. If your employment with the Company is terminated within the one year period commencing on a Change of Control (as defined in the Plan), and such termination is (i) by the Company other than in the event of Cause, (ii) by you for Good Reason, or (iii) by reason of your Disability, then upon such termination you shall become entitled to receive, (A) in addition to the Accrued

Benefits, (B) an amount equal to one year of your salary paid in a lump sum (provided, however, that if such termination occurs during the two-year period commencing on your Change in Status Date, such lump sum payment instead shall be equal to two years of your salary). Each of the amount described in clause (iv) of the first sentence of this Paragraph 5(a) and the amount described in clause (B) of the preceding sentence (each being a “Severance Amount”) shall be paid to you in a lump sum not later than thirty (30) days after the Date of Termination. However, if the payment of the Severance Amount at such time would subject you to a penalty under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), because you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and no other exceptions to the penalty are available, such payment will be delayed until the earliest date permissible following the Date of Termination. Except as expressly provided above in this Paragraph 5, any Award Agreement under the Plan including the Stock Option Agreement, or by law, the Company will have no further obligations to you following your termination of employment.
(b)    Release of Claims. Notwithstanding the foregoing, you will have no right to receive the Severance Amount unless and until you execute, and there shall be effective following any statutory period for revocation, a release in a form reasonably acceptable to the Company that irrevocably and unconditionally releases, waives, and fully and forever discharges the Company and its subsidiaries and its and their past and current directors, officers, employees, and agents from and against any and all claims, liabilities, obligations, covenants, rights, demands and damages of any nature whatsoever, whether known or unknown, anticipated or unanticipated, relating to or arising out of your employment with the Company or its subsidiaries, including without limitation claims arising under the Age Discrimination and Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, or the Civil Rights Act of 1991, but excluding any claims covered any applicable worker’s compensation act. Furthermore, your right to receive the Severance Amount is conditioned upon your performance of the obligations stated in the Restrictive Agreement. In the event of any material breach of any such obligations after payment of the Severance Amount, you will become obligated to return such amount to the Company.
6.    Certain Definitions. The following terms as used herein shall have the following respective meanings:
(a)    “Date of Termination” means the date specified in the Notice of Termination where required (which date shall be on or after the date of the Notice of Termination) or in any other case upon your ceasing to perform services for the Company and/or its subsidiaries.
(b)    “Termination” of employment for purposes of Paragraph 5(a) of this Agreement shall only occur to the extent you have a “separation from service” from Company in accordance with Section 409A of the Code. Under Section 409A, a “separation from service” occurs when you and the Company reasonably anticipate that no further services will be performed by you after a certain date or that the level of bona fide services you would perform after such date (whether as an employee or as a consultant) would permanently decrease to no more than 20 percent of the average level of bona fide services performed by the employee over the immediately preceding 36-month period.
(c)    “Cause” means any of the following:

(i)    your repeated failure to perform your employment duties and/or assigned work in a competent, diligent and satisfactory manner as determined by the Board of Directors in its reasonable judgment, including, without limitation, any act of insubordination or dereliction of duty in the course of your employment with the Company and/or any of its subsidiaries by you;
(ii)    your commission of any material act of dishonesty or disloyalty involving the Company or any of its subsidiaries, including, without limitation, your commission of an act of fraud, embezzlement or theft or your breach of trust in connection with your duties or in the course of your employment with the Company and/or any of its subsidiaries;
(iii)    your chronic absence from work other than by reason of a serious health condition;
(iv)    your commission of a crime which, in the reasonable judgment of the Board of Directors, is substantially related to the circumstances of your position with the Company or any of its subsidiaries or which has a material adverse effect on the business of the Company or any of its subsidiaries; or
(v)    the willful engaging by you in conduct which is demonstrably and materially injurious to the Company or any of its subsidiaries.
For purposes of this Agreement, no act, or failure to act, on your part will be deemed “willful” unless done, or omitted to be done, by you not in good faith.
(d)    “Good Reason” means, without your consent, the occurrence of any of the following conditions, provided that you shall provide notice to the Company of the existence of the condition within 90 days of the initial existence of such condition and the Company shall have 30 days from the date it receives the notice (the “Cure Period”) within which to cure such condition, and you must terminate your employment within no more than 30 days after the expiration of the Cure Period if the Company does not cure the condition within the Cure Period: (i) any reduction by the Company of your duties or responsibilities which reduction is material based on your overall duties and responsibilities (ignoring incidental duties and responsibilities) prior to and after such reduction which remains uncured, if cure thereof is necessary, after the expiration of the Cure Period; (ii) any job requirement imposed by the Company that you change your principal office to a location more than seventy five (75) miles from Dane County, Wisconsin; or (iii) any material breach of any obligation in this Agreement of the Company for the payment or provision of compensation or other benefits to you uncured, if cure thereof is necessary, after the expiration of the Cure Period.
(e)    “Change of Control” shall mean the first to occur of the following:
(1)    The acquisition by any individual, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty-three percent (33%) or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors

(the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions of Outstanding Company Common Stock and/or Outstanding Company Voting Securities shall not constitute a Change of Control: (A) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a reorganization, merger, statutory share exchange or consolidation which would not be a Change of Control under Subparagraph (e)(3) hereof; or
(2)    Individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened “election contest” or other actual or threatened “solicitation” (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) of proxies or consents by or on behalf of a person other than the Incumbent Board; or
(3)    Consummation of a reorganization, merger, statutory share exchange or consolidation, unless, following such reorganization, merger, statutory share exchange or consolidation, (A) more than fifty percent (50%) of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger, statutory share exchange or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, statutory share exchange or consolidation, (B) no person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger, statutory share exchange or consolidation and any person beneficially owning, immediately prior to such reorganization, merger, statutory share exchange or consolidation, directly or indirectly, fifty percent (50%) or more of the Outstanding Company Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation or the combined voting power of the then outstanding voting securities of such corporation, entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger, statutory share exchange or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, statutory share exchange or consolidation; or
(4)    Consummation of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (i) more than fifty percent (50%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation and any person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, fifty percent (50%) or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (iii) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board of Directors providing for such sale or other disposition of assets of the Company.
7.    Miscellaneous
(a)    Section 409A Compliance. The Company and you intend that any amounts or benefits payable or provided under this Agreement comply with the provisions of Section 409A of the Code and the treasury regulations relating thereto so as not to subject you to the payment of the tax, interest and any tax penalty which may be imposed under Section 409A of the Code. The provisions of this Agreement shall be interpreted in a manner consistent with such intent. In furtherance thereof, to the extent that any provision hereof would otherwise result in your being subject to payment of tax, interest and tax penalty under Section 409A of the Code, the Company and you agree to amend this Agreement in a manner that brings this Agreement into compliance with Section 409A of the Code and preserves to the maximum extent possible the economic value of the relevant payment or benefit under this Agreement to you.

(b)    Binding Effect. This Agreement will be binding on the Company and its successors and will inure to the benefit of and be enforceable by your personal or legal representatives, heirs and successors.
(c)    Governing Law. This Agreement and all questions of its interpretation, performance and enforcement and the rights and remedies of parties will be determined in accordance with the laws of the State of Wisconsin without regard to the laws of any other jurisdiction that otherwise would govern under conflict of law principles.
(d)    Integration. This Agreement supersedes any and all prior agreements, whether written or oral, between the Company or any representative thereof and you relating to the services performed by you as an employee upon and after your Change in Status Date (i.e., the Company’s Vice President and Chief Financial Officer) for the Company or your compensation for such services, and all such prior agreements are null and void. For clarity, except as expressly set forth herein, nothing herein shall be construed to supersede the Interim CFO Agreement with respect to your employment during the period commencing on the Start Date (as defined therein) and ending on the Change in Status Date, the Restrictive Agreement, the Independent Contractor Agreement between the Company and you dated January 1, 2014 under which you have provided and may provide, other than during the term of your employment hereunder, services to the Company, the confidentiality agreement contemplated in the Independent Contractor Agreement, any Stock Option Agreement between the Company and you under the Company’s 2008 Equity Incentive Plan, as amended, or the Option Agreement between the Company and you under the Plan. In lieu of what is provided in Section 1.2 of the Option Agreement between the Company and you under the Plan as contemplated in the Interim CFO Agreement, which section upon the Change in Status Date shall be superseded by this provision, the Option evidenced by such Option Agreement and the Shares governed by such Option shall be vested, and accordingly such Option shall first become exercisable as to, 12,000 of such Shares upon the Change in Status Date and upon the Change in Status Date the Option as to the other 6,000 Shares then subject thereto shall be cancelled.
(e)    Notices. Any notice required or permitted to be given under this Agreement will be in writing and will be deemed given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt at the following addresses or to such other addresses either party shall specify by like notice:
if to the Company:
Cellular Dynamics International, Inc.
Attn: President or Chairman of the Board
University Research Park
525 Science Drive, Suite 200
Madison, WI 53711
and if to you:

Mr. Timothy D. Daley
4126 Meyer Avenue
Madison, WI 53711
(f)    Amendment. The Agreement may be amended or modified only upon the written consent of the Company and you.
(g)    No Conflicting Obligations or Third Party Consents. You hereby represent and warrant to the Company that (i) neither the execution of this Agreement by you nor the performance of any of your obligations or duties hereunder will conflict with or violate or constitute a breach of the terms of any contractual, statutory or other obligation; and (ii) you are not required to obtain the consent of any firm, corporation or other entity or person in order to enter into this Agreement or to perform any of your obligations or duties hereunder.
If this letter correctly sets forth your understanding of our agreement, please sign a copy in the space provided below and return it to the Company.

Very truly yours,

Cellular Dynamics International, Inc.

/s/ Thomas M. Palay
Thomas M. Palay
Vice Chairman of the Board of Directors and President

I confirm my agreement with the
terms and conditions of this letter
as of the date first set forth above.

/s/ Timothy D. Daley
Timothy D. Daley